EXHIBIT 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) by and between Cencora, Inc., a Delaware corporation (hereinafter the “Company”), and [NAME] (the “Executive”), executed by the parties hereto on the dates set forth below and dated and effective as of [DATE] (the “Effective Date”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to memorialize the terms of the Executive’s employment with the Company.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.            Employment Period. The Company shall continue to employ the Executive, either directly or through a Subsidiary (as defined below), and the Executive shall continue to serve the Company or any such Subsidiary, on the terms and conditions set forth in this Agreement, beginning the date first set forth above (the “Effective Date”) and until that employment ceases as provided below in Section 4 (the “Employment Period”). “Subsidiary” means any entity that is controlled, directly or indirectly, by the Company.

2.            Position and Duties.

(a)            Title. As of the Effective Date, the Executive is employed as the [TITLE] of the Company. During the Employment Period, the Executive shall continue to be employed in such capacity, or in such other capacity with the Company or any Subsidiary as may be determined from time to time by the Company, provided that any such other capacity shall be at a salary grade level that is substantially equivalent to or greater than the Executive’s salary grade level as of the date of this Agreement.

(b)            Duties. During the Employment Period, but excluding any periods of vacation and absence due to intermittent illness to which the Executive is entitled, and any services on corporate, civic or charitable boards or committees, lectures, speaking engagements or teaching engagements that are approved by the Executive’s direct supervisor and that do not significantly interfere with the performance of the Executive’s responsibilities to the Employer (as defined below) or violate the provisions of Section 9, the Executive shall devote the Executive’s full time and attention during normal business hours to the business and affairs of the Employer and the Executive shall use reasonable efforts to carry out all duties and responsibilities assigned to the Executive faithfully and efficiently. The “Employer” means the Cencora Entity (as defined below) by which the Executive is then employed. “Cencora Entity” means the Company or any Subsidiary, as the case may be. For purposes of this Agreement, should the Executive be employed (or have been employed at any time during the Employment Period) by an Employer or Employers other than the Company, the term “Company” shall be deemed to include or refer to such Employer or Employers, to the extent required by the context.

3.            Compensation.

(a)            Base Salary. During the Employment Period, the Executive shall receive an annual base salary payable in accordance with the regular payroll practices of the Company. The Executive’s base salary shall be reviewed annually by the Compensation and Succession Planning Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) and/or the Chief Executive Officer of the Company (the “CEO”), in accordance with the Company’s standard practices for executives generally, and may be increased as determined in the sole discretion of the Committee or the CEO (as applicable) or by any person or persons to whom the Committee or CEO has delegated such authority.

(b)            Annual Bonus and Incentive Plans; Other Benefits. During the Employment Period: (i) the Executive shall be entitled to participate in any short-term and long-term incentive programs established and/or maintained by the Company for its senior level executives generally, and the terms of any agreements or plans related to such plans or programs shall control; (ii) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to at least the same extent as other senior executives of the Company; (iii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies and programs and perquisites provided by the Company to at least the same extent as other executives of the Company; and (iv) the Executive shall be entitled to, and the Company shall provide the Executive with, vacation in accordance with the terms of the applicable Company policy.

(c)            Right to Amend Plans. Nothing in this Agreement precludes the Company from modifying or terminating any incentive, savings and retirement, paid time off, welfare or fringe benefit or other employee benefit plan, practice, policy or program at any time in its sole discretion.

(d)            Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement or advancement for all reasonable expenses incurred or anticipated to be incurred by the Executive in carrying out the Executive’s duties under this Agreement, provided that the Executive complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

(e)            Section 409A. Notwithstanding anything herein to the contrary or otherwise, as required by Section 409A of the Internal Revenue Code of 1986, as amended from time to time (“Code”), and its implementing regulations and guidance (“Section 409A”) (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

4.            Termination of Employment.

(a)            Death or Disability. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death or Disability during the Employment Period. “Disability” means a condition entitling the Executive to benefits under the Company’s Long Term Disability Plan.

2

(b)            By the Company. The Company may terminate the Executive’s employment under this Agreement during the Employment Period for Cause or without Cause. “Cause” means:

(i)            the continued failure by the Executive to substantially perform the Executive’s duties as contemplated by this Agreement (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or injury or any such actual or anticipated failure after the issuance by the Executive of a Notice of Termination for Good Reason) over a period of not less than 30 days after a demand for substantial performance is delivered to the Executive by the Board or by the Chief Executive Officer of the Company, which demand identifies the manner in which it is believed that the Executive has not substantially performed the Executive’s duties;

(ii)           the willful misconduct of the Executive materially and demonstrably injurious to the Company (including, without limitation, any breach by the Executive of Section 9 of this Agreement); provided that no act or failure to act on the Executive’s part shall be considered willful if done, or omitted to be done, by the Executive with reasonable belief that the Executive’s action or omission was in the best interest of the Company;

(iii)          the Executive’s conviction of a misdemeanor, which, as determined in good faith by the Board, constitutes a crime of moral turpitude and gives rise to material harm to the Company or to any Subsidiary or affiliate of the Company;

(iv)          the Executive’s conviction of a felony (including, without limitation, any felony constituting a crime of moral turpitude); or

(v)           the Executive’s material failure to comply with the Company’s code of conduct or employment policies.

(c)            By the Executive. The Executive may terminate employment under this Agreement for Good Reason or without Good Reason. “Good Reason” means without the Executive’s consent:

(i)            any reduction in the Executive’s base salary (other than reduction in base salary if such reduction is coincident with a reduction applicable to all members of the Company’s senior management team); or

(ii)           material failure by the Company to comply with any provision of Sections 2 and 3 of this Agreement (including, but not limited to, a diminution in the Executive’s authority, duties, or responsibilities) other than an isolated, insubstantial or inadvertent failure that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Executive.

A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. Such Notice of Termination for Good Reason must be received by the Company no later than the 60th day after the first occurrence of the event that gives rise to Good Reason. The Company shall have 30 days to remedy the conduct set forth in the Notice of Termination for Good Reason. A termination of employment by the Executive for Good Reason shall be effective on the 60th day following the date when the Notice of Termination for Good Reason is given, unless the conduct set forth in the notice is remedied by the Company within the 30-day period. A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company at least 30 days’ advance written notice of the termination.

3

(d)            Date of Termination. The “Date of Termination” means the date of the Executive’s death, the date of the Executive’s termination of employment on account of Disability, or the date of the termination of the Executive’s employment under this Agreement by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason, as the case may be, is effective. The Employment Period shall end on the Date of Termination.

(e)            Separation from Service. For purposes of determining under Section 409A whether there has been a “separation from service” with the meaning of Treasury Regulation Section 1.409A-1(h) (or any successor regulation), the Executive shall be deemed to have incurred a separation from service if the Executive’s employment has been terminated in accordance with this Section 4 and the Executive is performing less than 50% of the average level of bona fide services the Executive was performing for the Company in the immediately preceding 36-month period (“Separation from Service”). In addition, notwithstanding any other provision of this Agreement to the contrary, any payment or benefit described in Section 5 that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to the Executive upon a Separation from Service as defined herein.

(f)            Effective as of the Date of Termination, Executive shall be deemed to have resigned from all Company-related positions, including as an officer and director of the Company and its Subsidiaries and affiliates.

5.            Obligations of the Company upon Termination.

(a)            By the Company Other Than for Cause or by the Executive for Good Reason. Subject to Section 5(d), if during the Employment Period the Company terminates the Executive’s employment under this Agreement (other than for Cause) or the Executive terminates employment under this Agreement for Good Reason:

(i)            the Executive shall be entitled to severance equal to continued payment for two years after the Separation from Service of the Executive’s base salary (as in effect on the Date of Termination without giving effect to any diminution in base salary that constitutes grounds for termination by the Executive for Good Reason in accordance with Section 4(c)(i)), which amount shall be paid in installments over such two-year period pursuant to the Company’s normal payroll policy;

(ii)           the Executive shall be entitled to receive a bonus payment equal to the amount, if any, to which the Executive would be entitled to receive under the Company’s annual bonus program if the Executive had remained employed for the fiscal year of the Company in which such Separation from Service occurs (assuming target attainment of any applicable performance objectives), multiplied by a fraction, the numerator of which is the number of days in such current fiscal year through the Separation from Service, and the denominator of which is 365, with any such amount to be paid within 60 days following the Date of Termination as set forth below;

4

(iii)          for the 18-month period following the Executive’s Separation from Service (subject to earlier termination as described below), if the Executive elects to receive continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the COBRA premium costs of medical, prescription, dental and vision coverage, if any, under the Company’s group health plans for the Executive and, to the extent permitted under COBRA, the Executive’s spouse and eligible dependents, if any, with such payment not to exceed the COBRA rates for such coverage; provided, however, that entitlement to any such COBRA premium payments shall terminate upon COBRA ineligibility, including, without limitation, by reason of the Executive’s commencement of eligibility under the group health plan of any other employer and the Executive’s commencement of eligibility for Medicare benefits under Title XVIII of the Social Security Act. The Executive shall notify the Company of the commencement of the Executive’s eligibility under the group health plan of any other employer and/or of eligibility for Medicare benefits under Title XVIII of the Social Security Act at any time during the 18-month period following the Executive’s Separation from Service. If the Executive remains on COBRA coverage for the entire 18-month period in which the Executive is entitled to such Company paid coverage, the Company shall make monthly payments to the Executive for the 6-month period immediately following the expiration of the 18-month COBRA period equal to the amount of premium costs that the Company would have paid on the Executive’s behalf had the Executive been eligible to continued coverage under COBRA. Notwithstanding anything to the contrary set forth above, the Company, in its sole discretion, may discontinue any coverage contemplated hereunder in the event that such continuation is not permitted under or would adversely affect the tax status of the plan or plans of the Company pursuant to which the coverage is provided or could result in an excise tax on the Company or the Executive, in which case the Company shall make supplemental severance payments to the Executive in monthly amounts equal to the amounts to which the Executive otherwise would have been entitled hereunder in respect of such coverage for the remainder of the period that the Company otherwise would have been obligated to pay such COBRA premium costs on behalf of the Executive. Any amounts that are paid on the Executive’s behalf or paid directly to the Executive as supplemental severance payments in accordance with this Section 5(a)(iii) shall be considered taxable income to the Executive and any taxes on such amounts shall be the Executive’s responsibility and subject to applicable tax withholding;

(iv)         the Executive shall be entitled to receive executive level outplacement assistance under any outplacement assistance program then being maintained by the Company in accordance with the terms of any such program; and

(v)          the Company shall pay, or cause to be paid, to the Executive, in a lump sum in cash within 30 days after the Separation from Service, the following accrued but unpaid cash compensation of the Executive (the “Accrued Obligations”): (V) the Executive’s base salary through the Date of Termination that has not yet been paid; (W) any earned annual bonus with respect to the immediately preceding fiscal year that has not been paid; (X) any accrued but unpaid vacation pay; (Y) any unreimbursed employee business expenses; and (Z) any vested benefits accrued and due under any applicable benefit plan, policy, practice or program of, or contract or agreement with, the Company.

The Company’s obligation to make any payments, or cause any payments to be made, under this Section 5(a) (other than the Accrued Obligations) shall be conditioned upon the Executive’s execution, and non-revocation, by the 60th day following the Date of Termination, of a written release, substantially in the form attached hereto as Annex 1, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment under this Agreement or the termination thereof (other than any entitlements under the terms of this Agreement to indemnification or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued and is due a benefit) (the “Release”). The payments and benefits described in this Section 5(a) (other than the Accrued Obligations) shall be paid, or shall begin to be paid or provided, as applicable, as soon as administratively practicable after the Release becomes irrevocable, but in no event later than 75 days following the Date of Termination, provided that if the 60-day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year. The first payment in a series of installment payments shall include all installments not yet paid from the Date of Termination until the first payment date.

5

If and to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments due to the Executive upon or following the Executive’s Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Executive’s Separation from Service shall be deferred (without interest) and paid to the Executive in a lump sum immediately following that six month period. This provision shall not be construed as preventing payments pursuant to Section 5 equal to an amount up to two times the lesser of (a) the Executive’s annualized compensation for the year prior to the Separation from Service, and (b) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code, being paid to the Executive in the first six months following the Separation from Service. For purposes of the application of Section 409A, each payment in a series of payments described in this Section 5 shall be deemed a separate payment.

(b)            Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall pay the Accrued Obligations to the Executive or the Executive’s estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination. In such event, the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive or the Executive’s estate or legal representative, as applicable, other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has become entitled to a benefit.

(c)            By the Company for Cause or by the Executive Other than for Good Reason. If the Executive’s employment is terminated by the Company for Cause during the Employment Period, or the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Executive, or shall cause the Executive to be paid, the Accrued Obligations, and the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has become entitled to a benefit.

(d)            Limitation on Cash Severance Benefits. Notwithstanding anything to the contrary in Section 5(a) or Section 6(a), Executive acknowledges that the Company has adopted its Policy Limiting Executive Severance prior to the date hereof and Executive agrees that the Severance Benefits (as defined below) that are payable under this Agreement are limited by such policy and as a result such Severance Benefits shall not exceed 2.99 times the sum of Executive’s base salary and target annual bonus, in each case as in effect on the Date of Termination, unless the Board, in its discretion, determines to submit any amount that would exceed such sum to approval by the Company’s stockholders. For the purposes of this Section 5(d), “Severance Benefits” means, as applicable, the aggregate of (i) any cash severance pay based on a multiple of Executive’s base salary or annual bonus, (ii) the present value of health and other insurance benefits and perquisites that are provided at the Company’s cost following the Date of Termination, and (iii) any annual cash bonus for the year in which the Date of Termination occurs (if and to the extent that such bonus would not have otherwise been provided upon termination of employment). Payments under this Agreement shall be reduced for the purposes of the Policy Limiting Executive Severance in such a way as to minimize the reduction in the economic value deliverable to the Executive, as determined by the Board, with cash payments reduced in the first instance.

6

6.            Change in Control.

(a)            Subject to Section 5(d), if during the Employment Period and upon or within 24 months following a Change in Control (as defined in the Company’s 2022 Omnibus Incentive Plan, or its successor, as in effect on the Effective Date), the Company terminates the Executive’s employment under this Agreement (other than for Cause) or the Executive terminates employment under this Agreement for Good Reason, in addition to the payments and benefits set forth in Section 5(a) above, the Executive shall be entitled to two times the Executive’s target annual bonus, which amount shall be paid in installments over the two-year period following the Date of Termination pursuant to the Company’s normal payroll policy, subject to the Executive’s timely execution and non-revocation of a Release and shall be payable following the effectiveness of such Release as specified in Section 5(a). For purposes of the application of Section 409A, each payment described in this Section 6 shall be deemed a separate payment.

(b)            In the event of a change in ownership or control under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction shall provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide the Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

(i)            The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii)           Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they shall be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(iii)          All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

7

7.            Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive on or after the Date of Termination under any plan, policy, practice or program of, or any contract or agreement with, the Company shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

8.            No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment (except as otherwise provided in Section 5(a)(iii) of this Agreement with respect to the payment of COBRA premiums).

9.            Confidential Information; Non-solicitation; Non-competition.

(a)            Confidentiality. The Executive agrees and acknowledges that by reason of the Executive’s employment by and service to the Company, the Executive shall have access to, become exposed to and/or become knowledgeable about confidential information of the Company (the “Confidential Information”) from time to time during the Employment Period, including, without limitation, proposals, plans, inventions, practices, systems, programs, processes, methods, techniques, research, records, supplier sources, customer lists and other forms of business information that are not known to the Company’s competitors, are not recognized as being encompassed within standard business or management practices and/or are kept secret and confidential by the Company. The Executive agrees that at no time during or after the Employment Period shall the Executive disclose or use the Confidential Information except as may be required in the prudent course of business for the benefit of the Company. The Executive also agrees to be subject to the Company’s Code of Ethics and Business Conduct as in effect from time to time during the Employment Period.

(b)            Permitted Communications. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory organization or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Nor does this Agreement require the Executive to obtain prior authorization from the Company before engaging in any conduct described in this Section 9(b), or to notify the Company that the Executive has engaged in any such conduct. To the extent permitted by law and except as provided above in this Section 9(b), upon receipt of any subpoena, court order, or other legal process compelling the disclosure of any Confidential Information or trade secrets of the Company, the Executive agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible and the Executive shall reasonably cooperate with the Company’s efforts. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

8

(c)            Noncompetition. The Executive acknowledges that the Company is generally engaged in business throughout the United States. During the Executive’s employment by the Company and for two years after the Date of Termination or the expiration of the Employment Period, the Executive agrees that the Executive shall not, unless acting with the prior written consent of the Company, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, which is engaged in any business, including the wholesale distribution of pharmaceutical products, that, or otherwise engage in any business that, as of the Date of Termination or expiration of the Employment Period, as applicable, is engaged in by the Company, has been reviewed with the Board for development to be owned or managed by the Company, and/or has been divested by the Company but as to which the Company has an obligation to refrain from involvement, but only for so long as such restriction applies to the Company; provided, however, that the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this Section 9(c). During such two-year period, the Executive also agrees to be available to the Company on a reasonable basis for consulting at a per diem rate that reflects the Executive’s annual salary as in an effect prior to the Executive’s termination of employment (plus reimbursement of the Executive’s reasonable expenses). Notwithstanding the foregoing, the Executive shall be relieved of the covenants provided for in this Section 9(c) in the event that the Company fails to make payments required to be made to the Executive as provided for in Section 5(a) or Section 6(a) of this Agreement, except as a result of the Executive’s breach of this Agreement.

(d)            Nonsolicitation. The Executive also agrees that the Executive shall not, directly or indirectly, during the period described in Section 9(c) induce any person who is an employee, officer, director, or agent of the Company, to terminate such relationship, or employ, assist in employing or otherwise be associated in business with any person or entity who at the time or within the 12-month period prior thereto, is or was employed or engaged by the Company, including without limitation those who commence such positions with the Company after the Date of Termination; provided that the foregoing shall not apply to general ads or advertisements which are not targeted to any specific employee, person or entity where Executive was not directly or indirectly involved.

(e)            Reasonableness. The Executive acknowledges and agrees that the restrictions contained in this Section 9 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury shall be suffered by the Company should the Executive breach the provisions of this Section. The Executive represents and acknowledges that (i) the Company hereby advises the Executive to consult the Executive’s own legal counsel in respect of this Agreement, (ii) the Executive has consulted with and been advised by the Executive’s own counsel in respect of this Agreement, and (iii) the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive’s counsel.

9

(f)            Injunctive Relief. The Executive further acknowledges and agrees that a breach of the restrictions in this Section 9 shall not be adequately compensated by monetary damages. The Executive agrees that actual damage may be difficult to ascertain and that, in the event of any such breach, the Company shall be entitled to injunctive relief, without the requirement to post a bond, in addition to such other legal or equitable remedies as may be available to the Company. In the event that the provisions of this Section 9 should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended such that those provisions are made consistent with the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that those provisions otherwise be enforced to the maximum extent permitted by law.

(g)            Jurisdiction. If the Executive breaches the Executive’s obligations under this Section 9, the Executive agrees that suit may be brought, and that the Executive consents to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Montgomery County, Pennsylvania; consents to the exclusive jurisdiction of any such court in any such suit, action or proceeding; and waives any objection which the Executive may have to the laying of venue of any such suit, action or proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

(h)            Company. For purposes of this Section 9, the term “Company” shall be deemed to include each Subsidiary of the Company.

10.         Cooperation. Except as expressly permitted or required by this Agreement or by law and as set forth in Section 9(b) above, the Executive agrees that, upon the Company’s reasonable notice to the Executive, the Executive shall fully cooperate with the Company in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which the Executive was involved (or alleged to have been involved) while employed with the Company or of which the Executive has knowledge by virtue of the Executive’s employment with the Company. Upon submission of appropriate documentation, the Executive shall be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred in rendering such cooperation.

11.         Successors. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

10

12.         Clawback Policies. To the extent permitted under applicable law, all amounts payable under this Agreement are subject to the terms of any applicable Clawback Policy and, to the extent permitted by applicable law, including without limitation Section 409A of the Code, all amounts payable under this Agreement are subject to offset in the event that the Executive has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of this Agreement or otherwise, and the Company shall be entitled to recover from the Executive the amount specified under the policy to be clawed back, recouped or forfeited (which amount, as applicable, shall be deemed an advance that remained subject to the Executive satisfying all eligibility conditions for earning the amounts deferred, accrued, or credited). For the purposes of this Agreement, “Clawback Policy” means any clawback, recoupment or forfeiture provisions of any applicable clawback, recoupment or forfeiture policy (including, without limitation, a clawback policy required to be implemented by an applicable stock exchange) approved by the Board (or a committee thereof), as in effect from time to time, whether approved before or after the Effective Date of this Agreement. The Executive acknowledges and agrees that the Executive shall be bound by the terms of any such Clawback Policy as if it were set forth in this Agreement.

13.         Miscellaneous.

(a)            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)            Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to the address on file with the Company.

If to the Company:

Cencora, Inc.

1 West First Avenue

Conshohocken, PA 19428

Attention: Elizabeth Campbell, Executive Vice President and
Chief Legal Officer

or to such other address as either party furnishes to the other in writing in accordance with this Section 13(b). Notices and communications shall be effective when actually received by the addressee.

(c)            Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)            Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

11

(e)            Mandatory Arbitration. In consideration of the Company employing the Executive, and the salary and benefits provided under this Agreement, the Executive and the Company agree that all claims arising out of or relating to this Agreement and the Executive’s employment relationship with the Company, including its termination, shall be resolved by binding arbitration in accordance with the Federal Arbitration Act. This Agreement expressly does not prohibit either party from seeking provisional injunctive relief, including to prevent irreparable harm, in any court of competent jurisdiction. Any dispute shall be arbitrated in accordance with the JAMS Employment Arbitration Rules & Procedures (and any then-existing applicable emergency relief procedures should either party seek emergency relief prior to the appointment of an arbitrator), located at https://www.jamsadr.com/rules-employment-arbitration/, unless those rules and/or procedures conflict with any express term of this Agreement, in which case this Agreement is controlling. A hard copy of the JAMS rules shall be provided to the Executive upon request. All claims must be brought in a party’s individual capacity. Each party shall bear each party’s own attorneys’ fees and legal costs. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and/or legal costs, the arbitrator may award reasonable attorneys’ fees and/or legal costs to the prevailing party consistent with applicable law. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. The parties agree that the Company’s business affects interstate commerce.

The agreement to arbitrate as set forth in this Section 13(f) shall not apply to the following claims or charges: (i) for unfair labor practices brought under the National Labor Relations Act if applicable; (ii) for workers’ compensation, state or federal disability or unemployment compensation benefits; (iii) for benefits under a plan that is governed by the Employee Retirement Income Security Act of 1974, to the extent it contains an alternative dispute resolution procedure; (iv) filed with the Equal Employment Opportunity Commission or any other similar agency, but only during such time such claims are pending in an agency proceeding (any dispute that is covered by this Agreement but not finally resolved by the agency must be submitted to binding arbitration pursuant to this Agreement); or (v) which are expressly precluded from inclusion in an arbitration agreement as a matter of federal law.

The agreement to arbitrate as set forth in this Section 13(f) shall cover all matters directly or indirectly arising out of or related to the Executive’s employment, recruitment or termination of employment and this Agreement, including, but not limited to, claims for breach of contract, claims involving laws against any form of discrimination or wrongful termination, and whether brought under federal or state law, claims involving the Cencora Entities and/or other employees, and claims involving the interpretation and enforcement of this arbitration agreement.

EXECUTIVE UNDERSTANDS AND AGREES THAT BY AGREEING TO THE EXCLUSIVE RESOLUTION OF SUCH CLAIMS THROUGH BINDING ARBITRATION, EXECUTIVE IS WAIVING THE EXECUTIVE’S RIGHTS TO BRING SUCH CLAIMS IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

(f)            Nonwaiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

12

(g)            Compliance with 409A. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A shall not apply or (ii) compliance with Section 409A shall be achieved.

(h)            Entire Agreement. This Agreement contains the entire understanding of the Executive and the Company with respect to employment of the Executive and supersedes any and all prior understandings, written or oral, between the Company or any Subsidiary and the Executive.

(i)             Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(j)             Applicable Policies. This Agreement and the compensation payable hereunder shall be subject to the share trading and other policies that may be implemented by the Board or otherwise required by law from time to time.

(k)            Survival. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations, including, but not by way of limitation, those rights and obligations set forth in Sections 3, 5, 6, 9, 10, 11, 12 and 13.

[Signature Page Follows]

13

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of the Committee, the Company has caused this Agreement to be executed in its name on its behalf, in each case on the date(s) set forth below.

CENCORA, INC.

By:
Name:
Title:
Dated:

EXECUTIVE

[NAME]

Dated:	[DATE]

14

ANNEX 1

SEPARATION OF EMPLOYMENT AGREEMENT
AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this _____day of __________, _____, by and between Cencora, Inc., a Delaware corporation (the “Company”) and [NAME] (the “Executive”).

WHEREAS, Executive formerly was employed as the Company’s [TITLE];

WHEREAS, Executive and Company entered into an Employment Agreement, dated [DATE] (the “Employment Agreement”), which provides for certain severance benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement;

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective __________, ______ (the “Date of Termination”); and

WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1.            General Release. Executive, for and in consideration of the commitments of the Company as defined and set forth in this Agreement, including the Separation Consideration, and intending to be legally bound, does hereby agree to the following general release of claims:

(a)            Executive does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its and their officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (each, a “Releasee” and collectively, “Releasees”) from all legally waivable causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company and/or its predecessors, subsidiaries or affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship. Without limiting the generality of the foregoing, this waiver and release includes any claim or right based upon or arising under any federal, state, or local fair employment practices or equal opportunity laws, including, but not limited to, the Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans with Disabilities Act, [the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Wage Payment Collection Act, the Pennsylvania Whistleblower Law, Title 16 of the Pennsylvania Code, including without limitation, the Pennsylvania pregnancy discrimination law, the Pennsylvania Minimum Wage Act, except as prohibited by law, the Pennsylvania Medical Marijuana Act, the Philadelphia Fair Workweek Employment Standards Ordinance, the Philadelphia Fair Practices Ordinance, the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the New Jersey Conscientious Employee Protection Act, and the New Jersey Wage and Hour Law], including any and all amendments to the foregoing, any other federal, state or local statutes or regulatory provision, now or hereafter recognized, including those related to defamation, whistleblowers, discrimination, retaliation, harassment, or failure to accommodate based on any legally protected status or activity, any claims for attorneys’ fees and costs, federal, state, or local wage and hour laws, including but not limited to claims for overtime, minimum wages, premium wages, penalties, liquidated damages or interest, to the fullest extent permitted by law, claims for injunctive relief, and any claims asserted under the common law to the fullest extent permitted by law. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. To the fullest extent permitted by law, and subject to the provisions of Paragraph 10 below, Executive represents and affirms that (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; and (ii) Executive is not aware of any improper, unethical or illegal conduct or activities that Executive has not reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline.

15

(b)            To the fullest extent permitted by law, other than any reporting to a governmental, law enforcement, or regulatory authority concerning suspected violations of law (which Executive understands Executive is not required to disclose to the Company), and pursuant to the provisions of Paragraph 12 below, Executive represents and affirms that (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; and (ii) Executive is not aware of any improper, unethical or illegal conduct or activities that Executive has not reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline.

(c)            Special Provisions Relating to Release of Age Discrimination Claims. Executive understands and acknowledges that she is waiving and releasing any rights she may have under the ADEA, and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after she signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which she was already entitled. Executive further understands and acknowledges that she has been advised by this writing that she should consult with an attorney prior to executing this Agreement. If at any time Executive is obligated to return the consideration Executive received under this Agreement, Executive agrees that Executive shall retain Five Hundred Dollars ($500.00), representing the consideration Executive received in exchange for waiver of Executive rights and claims under ADEA.

(d)            Nothing in the Agreement shall be deemed to release the Company from (i) claims solely to enforce this Agreement, (ii) claims for indemnification under the Company’s By-Laws, (iii) claims for payment or reimbursement pursuant to any employee benefit plan, policy or arrangement of the Company, or (iv) claims that cannot be released in this Agreement as a matter of law.

2.            Reaffirmation of Covenants. For good and valuable consideration, including without limitation the commitments of the Company as set forth in this Agreement, Executive agrees to continue to be bound by Section 9 and Section 10 of the Employment Agreement, the covenants by and obligations of Executive are incorporated by reference as if stated in full herein.

16

3.            Termination of Services. Executive agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ Executive in the future.

4.            Non-disparagement. Executive further agrees that, except as expressly permitted in Paragraph 12 below, Executive shall not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of its or their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement. The Company agrees that it shall instruct the members of the Company’s Executive Management Committee as of the Date of Termination (“Instructees”) not to disparage Executive, or make any statement to any person outside the Company reflecting negatively on Executive, including, but not limited to, any matters relating to Executive’s performance or the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement. This instruction is not intended to cover communicating with legal counsel representing the Company or communicating regarding business matters. Executive agrees that as long as the Company has complied with its obligations under this Paragraph, the Company shall not be liable for any statements made by Instructees.

5.            Separation Consideration. Provided that Executive signs, returns, does not revoke, and complies with this Agreement, in full satisfaction of its commitments under the Employment Agreement, the Company agrees that the Company shall provide the following (the “Separation Consideration”):

[insert description of severance benefits to which Executive is entitled under the Employment Agreement]

6.            Accrued Obligations. Whether or not Executive enters into this Agreement or revokes this Agreement, Executive shall be entitled to the Accrued Obligations, as defined and described in the Employment Agreement.

7.            ESPP. On the next regular pay date following the Date of Termination, Executive shall receive a refund in respect of the current offering period under the Company’s Amended and Restated Employee Stock Purchase Program (the “ESPP”) of any previously withheld contributions to the ESPP, if applicable, pursuant to the terms of the ESPP.

8.            Recognition of Consideration. Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement. Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against the Company, or if Executive should revoke it pursuant to Paragraph 23(f) below, Executive shall not receive the consideration provided to Executive under this Agreement and Executive shall only be entitled to the payments provided in the Company’s standard severance pay plan for employees.

9.            Executive Acknowledgements. Executive acknowledges and agrees that the Company previously has satisfied, or pursuant to this Agreement hereby does satisfy, any and all obligations owed to Executive under the Employment Agreement and any other employment-related agreement or offer letter Executive has with the Company and, further, that, except as set forth expressly herein, this Agreement supersedes the Employment Agreement and any such other employment-related agreement or offer letter Executive has with the Company, and further, that, except as set forth expressly herein, no promises or representations have been made to Executive in connection with any prior employment agreement or offer letter with the Company, or the terms of this Agreement. Executive acknowledges and agrees that, with the exception of the Separation Consideration, the Company has paid to Executive all wages and other compensation to which Executive was entitled.

17

10.          Confidentiality of Agreement. Except as otherwise permitted under Paragraph 12, Executive agrees not to disclose the terms of this Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

11.          Company Property. Executive represents that Executive does not presently have in Executive’s possession any records and business documents, whether on computer, electronic communication, storage device, or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, audio or visual recordings, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers. As of the Date of Termination, the Company shall make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

12.          Permitted Communications. Nothing in this Agreement shall prohibit or restrict Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory organization or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Nor does this Agreement require Executive to obtain prior authorization from the Company before engaging in any conduct described in this Paragraph 12, or to notify the Company that Executive has engaged in any such conduct. Executive acknowledges and agrees, however, that, to the fullest extent permitted by law, Executive is waiving and releasing any claim or right to recover from the Company any monetary damages or any other form of personal relief based on any claim, charge, complaint or action against the Company covered by the general release of claims set forth above. Nothing in this Agreement is intended to or shall prevent, impede or interfere with Executive’s non-waivable right to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

13.          Medicare Disclaimer. Executive represents and agrees that she has made no claim for illness or injury against the Company (nor is aware of any facts supporting any such claim against the Company) under which the Company could be liable for medical expenses she incurred before or after the execution of this Agreement. Further, Executive represents and agrees that she is not aware of any medical expenses paid by Medicare and for which the Company is or could be liable now or in the future. Executive represents and agrees that, to the best of her knowledge, no liens exist from any governmental entities, including those for Medicare conditional payments. Executive agrees to indemnify, defend, and hold the Company harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and further agrees to waive any and all private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

18

14.          Resignation of Offices. Effective as of the Date of Termination, Executive shall be deemed to have resigned all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and affiliates with no further action on the part of Executive or the Company.

15.          No Admission of Liability. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

16.          Consequences of Breach. Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, including Section 9 and Section 10 of the Employment Agreement incorporated herein, the Company shall have no further obligation to provide Executive with the consideration set forth herein, and shall have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

17.          Injunctive Relief. Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

18.          Applicable Company Policies. Notwithstanding anything in this Agreement to the contrary, this Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board of Directors of the Company or otherwise required by law from time to time.

19.         Severability. Should any provision of this Agreement, or portion thereof, be held to be void or unenforceable by an arbitrator, governmental agency, or court of applicable jurisdiction, then only said provision or portion of provision may be severed, and this Agreement shall continue in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

20.         Governing Law. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

21.         Arbitration. Executive acknowledges and agrees that Section 13(g) of the Employment Agreement is incorporated as if set forth herein.

19

22.          Executive Acknowledgements. Executive certifies and acknowledges as follows:

(a)            That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship;

(b)            That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c)            That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d)            That Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(e)            That the Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to Executive; and

(f)            Executive acknowledges that this Agreement may be revoked by Executive within seven (7)-days after execution by giving written notice of such revocation by hand delivery, fax or email to the Company’s Executive Vice President and Chief Legal Officer within said seven (7)-day period, and it shall not become effective until the expiration of such seven (7)-day revocation period. In the event of a timely revocation by Executive, this Agreement shall be deemed null and void and the Company shall have no obligations hereunder.

(g)            The unenforceability or nullity of one or more of the provisions of this Agreement shall not render any other provision unenforceable, null or void.

[SIGNATURE PAGE FOLLOWS]

20

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this _____ day of __________, ______.

Witness:
[NAME]

CENCORA, INC.	Witness:

By:
Name:
Title:

21